Exhibit 4.8

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Reporting Issuer

Emerald Health Therapeutics, Inc. (the “Company”)

PO Box 24076, 4420 West Saanich Road
Victoria, British Columbia V8Z 7E7

Item 2.	Date of Material Change

January 9, 2018

Item 3.	News Release

A news release was disseminated on January 9, 2018 through GlobeNewswire and subsequently filed on SEDAR.

Item 4.	Summary of Material Changes

The Company announced that, on January 9, 2018, it closed its prospectus sale (the “Offering”) to a single Canadian institutional accredited investor (the “Investor”) as announced on January 3, 2018. Pursuant to the Offering, the Company issued 3,000,000 units (the “Units”) at a price per Unit of $5.00, for gross proceeds of $15,000,000.

Item 5.	Full Description of Material Change

The Company announced that, on January 9, 2018, it closed its Offering with the Investor as announced on January 3, 2018. Pursuant to the Offering, the Company issued 3,000,000 Units at a price per Unit of $5.00, for gross proceeds of $15,000,000.

Each Unit consisted of one common share of the Company and one common share purchase warrant (a “Warrant”). Each Warrant will entitle the Investor to acquire one common share of the Company (a “Warrant Share”) at a price of $6.00 per Warrant Share for a period of 36 months following the closing of the Offering. In the event that the closing sale price of the Company’s common shares (the “Common Shares”) on the TSX Venture Exchange is greater than $8.00 per Common Share for a period of 10 consecutive trading days at any time after the closing of the Offering, the Company may accelerate the expiry date of the Warrants by giving notice to the Investor and in such case the Warrants will expire on the 30th day after the date on which such notice is given by the Company.

The Company intends to use the net proceeds of the Offering for its production and R&D-related growth plans, working capital and general corporate purposes.

The Units were offered by way of a shelf prospectus supplement filed in all of the provinces of Canada, except Quebec, pursuant to National Instrument 44-101 - Short Form Prospectus Distributions.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

For further information, please contact:
Chris Wagner
Chief Executive Officer
Telephone: 1.800.757.3536 ext.720

Item 9.	Date of Report

January 15, 2018

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